EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

GigaBeam Corporation
Herndon, VA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2005, relating to the consolidated financial statements of GigaBeam Corporation, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

December 19, 2005